EXHIBIT (11)



                        PHH CORPORATION AND SUBSIDIARIES

           Information Used in the Computation of Net Income Per Share



                                                    Six Months Ended October 31,

(In thousands except per share data)                      1996         1995
                                                          ----         ----

NET INCOME - as reported                              $ 45,738        $ 37,865
                                                      ========        ========

Weighted average number of shares outstanding           34,798          34,116

Give effect to the exercise of dilutive options
      determined under the treasury stock method           696             650

Reflect the period-end market price when greater
     than the average market price during the
     quarter                                                61             120
                                                      --------        --------

Number of shares used in the computation of net
income per share                                        35,555          34,886
                                                      ========        ========

NET INCOME PER SHARE                                  $   1.29        $   1.09
                                                      ========        ========

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